Exhibit 99.1

Eureka Acquisition Corp Announces

Postponement of the Extraordinary General Meeting to June 30, 2025 and

Extension of Redemption Request Deadline

New York, June 23, 2025 (GLOBE NEWSWIRE) – Eureka Acquisition Corp (the “Company”) (Nasdaq: EURK), a blank check company, today announced that its previously announced extraordinary general meeting in lieu of an annual general meeting of shareholders (the “Extraordinary General Meeting”) will be postponed from 9:00 a.m. Eastern Time on June 25, 2025 to 9:00 a.m. Eastern Time on June 30, 2025 (the “Postponement”) to allow the Company additional time to engage with shareholders.

The Extraordinary General Meeting is to be held for the purpose of considering and voting on, among other proposals, a proposal to amend the Company’s current charter to provide that the Company has until July 3, 2025 to complete a business combination and may elect to extend up to twelve times, each by a one-month extension, for a total of up to twelve months to July 3, 2026.

The record date for determining the Company shareholders entitled to receive notice of and to vote at the Extraordinary General Meeting remains the close of business on May 23, 2025 (the “Record Date”). Shareholders as of the Record Date can vote, even if they have subsequently sold their shares. Shareholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not to take any action. Shareholders who have not yet done so are encouraged to vote as soon as possible.

As a result of the Postponement, the previously disclosed deadline of June 23, 2025 (two business days before the Extraordinary General Meeting, as originally scheduled) for delivery of redemption requests from the Company’s shareholders to the Company’s transfer agent has been extended to June 26, 2025 (two business days before the postponed Extraordinary General Meeting). Shareholders who wish to withdraw their previously submitted redemption request may do so prior to the postponed Extraordinary General Meeting by requesting that the Company’s transfer agent return such shares by 5:00 p.m. Eastern Time on June 26, 2025.

There is no change to the location, the record date, or any of the other proposals to be acted upon at the Extraordinary General Meeting.

If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, NY 10004-1561

E-mail: spacredemptions@continentalstock.com

The Company’s shareholders who have questions regarding the Postponement, the Extraordinary General Meeting, or would like to request documents may contact the Company’s proxy solicitor, Advantage Proxy, Inc., at (877) 870-8565, or banks and brokers can call (206) 870-8565, or by email at ksmith@advantageproxy.com.

About Eureka Acquisition Corp

Eureka Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the date of the Extraordinary General Meeting and the redemption request deadline. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Additional Information and Where to Find It

On June 3, 2025, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the Extraordinary General Meeting. The Company will amend and supplement the definitive proxy statement to provide information about the Postponement and the redemption request deadline. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS THE COMPANY FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov or by contacting the Company’s proxy solicitor.

Participants in the Solicitation

The Company and its respective directors and officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Extraordinary General Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement. You may obtain free copies of these documents using the sources indicated above.

Contact Information:

Fen Zhang

Chairman and Chief Executive Officer

Email: eric.zhang@hercules.global

Tel: +86 135 0189 0555